EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS
FOR THE FIRST QUARTER OF FISCAL 2007

BOISE, Idaho, December 21, 2006 — Micron Technology, Inc., (NYSE: MU) today announced results for its first quarter of fiscal 2007, which ended November 30. For the first quarter of fiscal 2007, the Company earned net income of $192 million ($0.25 per diluted share based on 786 million shares) on net sales of $1.58 billion. These quarterly results compare to net income of $64 million ($0.08 per diluted share based on 759 million shares) on net sales of $1.37 billion for the fourth quarter of fiscal 2006.

The Company’s revenue for Memory (DRAM and NAND) and Imaging products in the first quarter of fiscal 2007 grew approximately 15 percent and 10 percent, respectively, compared to the previous quarter. The Company’s average selling price for DRAM products increased moderately compared to the fourth quarter of fiscal 2006 primarily as a result of price increases for DDR and DDR2 DRAM products. The Company’s overall gross margin for the quarter grew to 31 percent compared to 24 percent in the preceding quarter. In the first quarter of fiscal 2007, the Company realized improvements in gross margins for Core DRAM, Specialty DRAM and NAND Flash memory products and maintained gross margins on sales of CMOS Image sensors. Sales of NAND Flash and CMOS Image sensor products in the first quarter of fiscal 2007 each represented approximately 15 percent of the Company’s total sales.

The Company achieved several operational highlights in the first quarter of fiscal 2007.  At the Company’s 300mm Virginia facility, the transition of the Company’s DRAM production to 78nm process technology and NAND production to 72nm process technology continued ahead of schedule. With significant tool installations in the first quarter, the Company’s 300mm Utah facility remains on schedule for NAND Flash production in 2007. TECH Semiconductor, the Company’s Singapore joint venture, also initiated its conversion to 300mm DRAM wafer production on 78nm process technology.

Mark Durcan, the Company’s Chief Operating Officer commented, “We are pleased with the progress of our NAND operations and the ramp of DRAM production at TECH Singapore and at our Virginia fab.”

The Company expects consolidated capital expenditures to approximate $4 billion in fiscal 2007, of which approximately $1.5 billion is expected to be funded by capital contributions from joint venture partners. Capital expenditures in the first quarter of $1.3 billion were primarily invested in expanding the Company’s wafer fabrication operations in Virginia and Utah and in converting TECH Singapore to 300mm wafer processing. At the end of the first quarter, the Company had cash and short-term investments of $2.64 billion.

The Company will host a conference call today at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the Company’s web site until December 21, 2007. A taped audio replay of the conference call will also be available at (973) 409-9254 (conference number: 8248568) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on December 29, 2006.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements, including statements regarding production levels, capital expenditures and joint venture partner contributions in fiscal 2007. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors at www.micron.com/certainfactors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

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MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 30,	Aug. 31,	Dec. 1,
	2006	2006	2005
Net sales	$1,580	$1,373	$1,362
Cost of goods sold	1,090	1,049	1,051
Gross margin	490	324	311

Selling, general and administrative	149	144	95
Research and development	184	163	166
Other operating (income) (1)	(30)	(36)	(12)
Operating income	187	53	62

Interest income (expense), net	40	36	—
Other non-operating income	4	3	1
Income tax provision (2)	(10)	(4)	—
Noncontrolling interests in net income	(29)	(24)	—
Net income	$192	$64	$63

Earnings per share:
Basic	$0.25	$0.09	$0.10
Diluted	0.25	0.08	0.09

Number of shares used in per share calculations:
Basic	767.0	746.5	650.1
Diluted	785.8	759.5	707.1

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Nov. 30,	Aug. 31,
	2006	2006
Cash and short-term investments	$2,638	$3,079
Receivables	996	956
Inventories	1,115	963
Total current assets	4,855	5,101
Property, plant and equipment, net	7,010	5,888
Goodwill	502	502
Total assets	13,076	12,221

Accounts payable and accrued expenses	1,502	1,319
Current portion of long-term debt	159	166
Total current liabilities	1,849	1,661
Long-term debt	409	405
Noncontrolling interests in subsidiaries	1,982	1,568
Total shareholders’ equity	8,357	8,114

	Quarter Ended
	Nov. 30,	Dec. 1,
	2006	2005
Net cash provided by operating activities	$429	$425
Net cash used for investing activities	(768)	(219)
Net cash provided by (used for) financing activities	211	(69)

Depreciation and amortization	380	303
Expenditures for property, plant and equipment	(1,099)	(269)
Capital contributions from joint venture partners	388	—
Payments on equipment purchase contracts	(161)	(31)

Noncash equipment acquisitions on contracts payable and capital leases	208	62

(1)          Other operating income for the first quarter of fiscal 2007 includes a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation (“Toshiba”).  Other operating expense in the first quarter of fiscal 2007 includes net losses of $8 million from changes in currency exchange rates.  Other operating income for the fourth quarter of 2006 includes $16 million in additional amounts expected to be reimbursed resulting from the extension of an economic development agreement, which allows the Company to recover amounts relating to certain investments in the IMFT Lehi facility.  Other operating income for the first quarter of 2006 includes net gains of $12 million from changes in currency exchange rates.

(2)          Income taxes for 2007 and 2006 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The provision for taxes on U.S. operations in 2007 and 2006 was substantially offset by reductions in the valuation allowance.  As of November 30, 2006, the Company had aggregate U.S. tax net operating loss carryforwards of $1.5 billion and unused U.S. tax credit carryforwards of $169 million.  The Company also has unused state tax net operating loss carryforwards of $1.3 billion and unused state tax credits of $167 million.  Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2026.